EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           October 10, 2002
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157



      MainSource Financial Group Announces Purchase of Illinois Bank Branch


Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, announced today that the company has reached an agreement to purchase a branch office in Illinois from Kankakee Federal Savings Bank. The office is located in Hoopeston, Illinois.

Mr. Saner stated, "We are excited and very pleased to expand our presence in the Hoopeston area. This purchase dramatically strengthens our position and demonstrates our commitment to the eastern Illinois area. The new branch will add $19 million in deposits and $6 million in loans to our company, representing 2,700 customer relationships. This new office will join Capstone Bank, expanding its offices to nine with total assets of $210 million. Because Capstone Bank already operates a branch in Hoopeston, we plan on eventually combining the two branches into one full service Hoopeston branch location."

Mr. Saner continued, "The purchase of this branch reaffirms our long-term strategic objectives of preserving community banking values while positively impacting our competitive position in markets we now serve. Our company is committed to pursuing opportunities resulting in future growth and increased shareholder value. Our history of continued expansion over the last several years is a hallmark of our company's dedication to offering convenience and exceptional service to those we serve."

The transaction, subject to customary conditions, including regulatory approval, is expected to close in the first quarter of 2003.

MainSource Financial Group is listed on the Nasdaq Stock Market (trading symbol:
MSFG), and is a community-focused, multi-bank financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, Capstone Bank, Watseka, Illinois; MainSource Bank, Greensburg, Indiana; and Regional Bank, New Albany, Indiana; it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.


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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240